Exhibit 99.1

SUBLEASE AMENDMENT NO. 1

This Sublease Amendment No. 1 (this “Amendment”) is made as of this 31st day of August, 2016 by and between ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation  (“Sublessor”) and EDITAS MEDICINE, INC., a Delaware corporation (“Sublessee”).

WITNESSETH THAT

WHEREAS, Sublessor and Sublessee are parties to that certain sublease, dated December 31, 2013 (the “Sublease”), relating to certain Subleased Premises (as defined in the Sublease) at 300 Third Street in Cambridge, Massachusetts;

WHEREAS, the Term of the Sublease is set to expire on September 30, 2016 (the “Original Expiration Date”);

WHEREAS, Prime Lessor consented to the Sublease pursuant to the Consent to Sublease dated as of December 31, 2013 (the “Landlord Consent”) and intends to consent to this Amendment pursuant to a letter agreement by and between Sublessor and Prime Lessor; and

WHEREAS, Sublessor and Sublessee desire to amend the Sublease as set forth in this Amendment.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Initially capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Sublease.
2. Amendment of Expiration Date. The first sentence of Section 2.1(a) of the Sublease is amended hereby by deleting it in its entirety and inserting in lieu thereof the following:

“The term of this Sublease (“Term”) shall commence upon the Substantial Completion of the Sublessee Improvements (the “Commencement Date”), and shall expire on the earlier of (i) 30 calendar days following the Sublessee giving written notice to the Sublessor that the Sublessee intends to vacate the Subleased Premises or November 30, 2016, unless sooner terminated or extended as provided herein.  Notwithstanding the foregoing, the term of this Sublease shall not expire unless and until Sublessee has completed all of its obligations that the Sublease by its terms require the Sublessee to complete prior to Sublessee’s surrender of the Premises to Sublessor (including, without limitation, the obligations set forth in Section 21 of the Sublease).”

3. As amended hereby, the Sublease is hereby ratified, confirmed and approved and, except as amended hereby, the Sublease shall remain in full force and effect in accordance with its terms.  Without limiting the generality of the foregoing, the Sublessee acknowledges and reaffirms its obligations under Section 21 of the Sublease.

4. This Amendment shall be construed in accordance with, and governed in all respects by, the laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts of laws that would require the application of any other law).  Sublessor and Sublessee agree to submit to the jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts, with venue in the County of Middlesex, and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

5. Sublessee hereby represents and warrants to Sublessor that it has dealt with no person or firm to whom a brokerage fee or commission would be due and owing in connection with this Amendment.

 [Signature page follows]

Witness the execution hereof as of the day and year first above written.

ALNYLAM PHARMACEUTICALS, INC.

By: /s/ Michael Mason
Its; VP Finance and Treasurer
Hereunto duly authorized

EDITAS MEDICINE, INC.

By: /s/ Alexandra Glucksmann
Its: COO
Hereunto duly authorized